Exhibit 99.1

Contact:
David J. Foster
Chief Financial Officer
650-655-4200
investor@argotech.com

Argonaut Technologies Reports Fourth Quarter and 2003 Year End Results

•	Company reduces quarterly net loss to $650,000 in Q4

•	Ongoing product revenues grew 14% in 2003

•	Operating expenses reduced by 24% in 2003

Foster City, Calif. February 24, 2004 — Argonaut Technologies, Inc. (Nasdaq: AGNT) today reported financial results for the fourth quarter and 12 months ended December 31, 2003.

For the fourth quarter of 2003, net sales were $6.2 million compared to $7.6 million for the fourth quarter of 2002 and Company revenue guidance of $6.0 million to $6.5 million. During 2003, including during the fourth quarter, the Company continued to exit non-strategic product lines that reduced revenue when compared to prior periods. For the fourth quarter of 2003, the net loss was $650,000, or $(0.03) per share, compared to a net loss of $2.2 million, or $(0.11) per share, for the fourth quarter of 2002. The Company’s net loss guidance for the fourth quarter of 2003 was $500,000 to $900,000.

For the twelve months ended December 31, 2003, net sales were $24.5 million compared to $26.3 million for the same period in 2002. Revenue from the company’s ongoing commercial product lines was $20.2 million in 2003 vs. $17.7 million in 2002, an increase of 14%. The net loss for the twelve months of 2003 was $8.2 million, or $(0.40) per share, compared to a net loss of $13.9 million, or $(0.70) per share, for 2002.

As of December 31, 2003, Argonaut had approximately $18.9 million in cash, cash equivalents, short-term and long-term investments, not including $12.2 million of restricted cash. The Company had a net decrease of approximately $580,000 in cash, cash equivalents, and short-term and long-term investments during the fourth quarter, as compared to a decrease of $1.2 million in the third quarter. The Company’s earnings before interest, taxes, depreciation, and amortization in the fourth quarter of 2003 were slightly negative by less than $50,000, which was within the range of guidance.

“Argonaut experienced sales performance in Q4 that was better than Q3 and achieved continued progress in reaching its goal of positive cash flow,” stated Lissa A. Goldenstein, Argonaut’s president and chief executive officer. “During the quarter, we decreased operating expenses and reduced our burn rate for the seventh quarter in a row, as our ‘net cash’ position decreased by only $580,000 in Q4. Early in 2003, we made bold decisions to realign our business, to leverage our strengths and to focus on building a long term, profitable business. As a result, throughout the year, we transitioned away from certain legacy product lines that did not support our growth strategy. This transition included the sale of our HPLC business to W.R.

Grace. Our revenue growth during 2003 for our ongoing products was 14% and supports our belief that we can continue to grow organically at double digit rates in 2004.”

Ms. Goldenstein continued, “Looking forward to 2004, we expect to build on the significant progress we made in 2003 and to improve both revenue and net income results. We intend to develop and release innovative products throughout the year to support our customer needs for efficient and effective ways to accelerate the development of new chemical entities. We expect to have less revenue from contract R&D projects in 2004, but we remain open to the collaborative benefits associated with such projects. Also during 2004 we will be looking to strategic partnerships and potential acquisitions to increase our market penetration, to fill technology gaps or to gain market share.”

Business Outlook

Ms. Goldenstein provided the following comments regarding the outlook for 2004, “Our strategy, to focus our business resources on providing tools that enable pharmaceutical research scientists to make and test novel compounds efficiently, has helped us better serve our customers and to improve our operational efficiencies. We remain cautious about the uncertainty of pharmaceutical R&D spending on capital equipment, which affects our ability to forecast instrument sales. Therefore, we expect a moderate increase in orders that should drive our total sales for 2004 to be about $25 million, or about a 20% growth in our ongoing products. Gross margin is expected to be between 47% and 48%, slightly better than our 2003 results.

We expect that our total operating expenses for 2004 will decrease slightly compared to 2003 and be about $16 million. We expect to have a net loss for the full year of about $3.5-4 million. We expect to use about $1.5-2.0 million of cash, excluding acquisitions or stock repurchases. For the first quarter of 2004, we expect net sales to be between $5.0 and $5.5 million and our net loss to be approximately $1-1.5 million.”

Conference Call Details

Argonaut Technologies will discuss these financial results and its outlook during a conference call scheduled for today, Tuesday, February 24, 2004 at 2:00 p.m. Pacific/5:00 p.m. Eastern. Interested parties may listen to the conference call by dialing 1-888-889-5602 (for domestic calls) or dial 1-973-339-3086 (for international calls). The call will also be available via live audio broadcast over the Internet at http://investor.argotech.com. For those unable to listen to the live call, a replay of the call will be available by telephone. Please dial 1-877-519-4471 (for domestic calls) or 1-973-341-3080 (for international calls) and use access code 4362362. To access the replay via the Internet go to http://investor.argotech.com.

About Argonaut Technologies, Inc.

We are a leading provider of consumables, instruments, and services designed to help the pharmaceutical industry accelerate drug development and file New Chemical Entities. Our products enable chemists to increase productivity, reduce operating costs, achieve faster time to market, and test the increasing number of targets and chemical compounds available for drug development. More than 1,200 customers use Argonaut’s products worldwide. For more information, visit www.argotech.com.

Forward Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Argonaut disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include, without limitation, statements regarding the outlook for orders, net sales, double digit growth rates in our ongoing products, gross margins, operating expenses, net loss and use of cash for the 2004 first quarter or 2004 fiscal year, the future demand and sales cycles for our products, including our Advantage Series 3400 workstation, future strategic partnerships or acquisitions, and financial revenue from our contract R&D programs. Any such forward-looking statements reflect the judgment of our management as of the date of this release, and involve risks and uncertainties, including the risk that increasing revenues and decreasing expenses may not be realized as quickly as anticipated or at all and the risk that the current slow period in our industry continues for longer than we expect or deteriorates further, with a reduction in demand for our products which could significantly impact our business and results of operations. These and other risk factors are discussed in Argonaut’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003, in its most recent quarterly report on Form 10-Q for the quarter ended September 30, 2003 filed on November 13, 2003, and its other reports with the Securities and Exchange Commission.

ARGONAUT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2003	2002
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$9,620	$20,895
Short-term investments	3,850	5,999
Accounts receivable, net	5,993	4,389
Inventories	6,946	6,280
Prepaid expenses & other current assets	562	727
Notes receivable	56	237

Total current assets	27,027	38,527
Restricted cash	12,317	12,327
Property and equipment, net	4,454	4,921
Goodwill	9,410	10,173
Other intangible assets, net	4,437	6,425
Long term investments	5,432	—
Other assets	204	—

	$63,281	$72,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,494	$1,873
Accrued compensation	971	1,087
Other accrued liabilities	2,406	2,506
Deferred revenue	978	1,972
Current portion of capital lease obligations	31	88
Current portion of notes payable	12,192	—

Total current liabilities	18,072	7,526
Long term debt	—	12,334
Stockholders’ equity	45,209	52,513

	$63,281	$72,373

(1)	The condensed consolidated balance sheet at December 31, 2002 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

ARGONAUT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net sales	$6,166	$7,555	$24,469	$26,317
Costs and Expenses:
Costs of sales	3,329	4,098	13,256	15,004
Research and development	951	1,320	4,368	5,627
Selling, general and administrative	2,704	4,263	13,060	17,453
Amortization of purchased intangibles	111	211	738	735
Restructuring charges (recoveries)	(184)	—	(184)	1,802
Goodwill and other purchased intangibles write-off	—	—	1,612	—

Total costs and expenses	6,911	9,892	32,850	40,621

Loss from operations	(745)	(2,337)	(8,381)	(14,304)
Other income (expenses):
Realized gain on the sale of assets	—	—	460	—
Interest and other income	536	214	1,240	1,191
Interest and other expense	(189)	(106)	(688)	(528)

Net loss before provision for income taxes	(398)	(2,229)	(7,369)	(13,641)
Provision for income taxes	(252)	(17)	(783)	(217)

Net loss	$(650)	$(2,246)	$(8,152)	$(13,858)

Net loss per common share, basic and diluted	$(0.03)	$(0.11)	$(0.40)	$(0.70)

Weighted-average shares used in computing net loss per common share, basic and diluted	20,307	19,985	20,160	19,876